                                                                    Exhibit 10.1
Glenn N. Rupp
Chairman and Chief Executive Officer
Converse Inc.
One Fordham Road
North Reading, MA 01864


                                        September 12, 1996


Mr. James E. Solomon
1365 York Avenue #26A
New York, NY 10021

Dear Jim:

This letter will serve to confirm our offer concerning your employment with Converse Inc.


1.   TITLE:  Senior Vice President, Marketing
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2.   REPORTING RELATIONSHIP:  You will be reporting directly to me in my
     -----------------------
     capacity as Chairman and CEO of Converse Inc. The following departments will report directly to you: Marketing, Marketing Communications/Services, Licensing, and Sports Marketing.


3.   COMPENSATION:  Base salary of $275,000 annually, to be reviewed annually
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     under the Converse Inc. Salary Administration Program.


4.   INCENTIVE BONUS:  You will be eligible to receive a 1997 performance-
     ----------------
     oriented bonus at a target amount of 55% under the Converse Inc. Executive Incentive Plan. The bonus will be calculated on a qualitative and quantitative assessment of your contribution to the Marketing Department and Converse Inc., as well as the Company's financial and operating performance. Bonus payments will be made in the first quarter of each fiscal year for the prior year's performance.


5.   ALLOWANCE PAYMENT:  You will receive three payments in the amount of
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     $93,000 each on:  October 1, 1996; October 1, 1997; and October 1, 1998,
     respectively. All normal and customary withholdings will be applied to these payments. These payments are not contingent upon your continuing employment with Converse, except if you voluntarily terminate or are terminated for cause.

J. Solomon
Page Two
September 12, 1996


6.   401K:  You will be eligible to join the Converse Inc. Thrift Savings Plan
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     after one year of employment, subject to the Company's compliance with applicable federal requirements. Employee contributes 2-16% of base salary, up to an annual maximum of $9,500. The Company matches 25-50% of the first 6% of base salary. Present Company contribution match - 25%.


7.   STOCK OPTIONS:  The Compensation and Stock Option Committee of the Converse
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     Inc. Board of Directors has approved today the grant of 200,000 shares of
     Converse stock options to you.

     These options shall be for a term of nine years from the date of issue and shall be at a price equal to the closing price per share on the date of the grant, which will be September 16, 1996, your first day of employment with Converse. Twenty percent (20%) of such options shall vest and become exercisable on each anniversary of the grant date for the first five-years. In the event of termination after the second anniversary date of your Converse employment, other than for cause or resignation, fifty percent (50%) of the then unvested options shall vest. The accelerated vesting shall apply to this 200,000 share option grant only.


8.   PENSION PLAN:  You will be enrolled in the Converse Inc. Retirement Plan
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     which is a Defined Benefit Pension Plan fully paid for by the Company.  You will also be eligible for participation in the new Converse Supplemental Executive Retirement Plan (SERP). This plan restores those benefits that would otherwise be restricted by the regulations governing the Converse Defined Pension Plan.


9.   INSURANCE:
     ----------

     Life - 2X annual salary - Company paid, (maximum $300,000).

     Contributory Life - Employee paid, Increments of 1, 2, or 3X annual salary (maximum $300,000).

     Employee Business Travel - Company paid, 6X annual salary (maximum
     $400,000).

     Voluntary Accidental Death & Dismemberment - Employee paid, (maximum $400,000).

     Short Term Disability - Company paid, full salary up to six (6) months.

     Long Term Disability - Employee paid, 60% of base pay after six (6) months of disability (maximum $10,000 monthly).

     Health - Choice of Aetna Medical/Dental or one of two HMO options.

J. Solomon
Page Three
September 12, 1996


10.  TERMINATION AGREEMENT:  In the event of the involuntary termination,
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     including a permanent layoff, of your employment by Converse, other than for cause and within the first year of your employment by Converse, you will be provided with 24 months' base salary; during the second year, eighteen months' base salary; thereafter, twelve months' base salary. Any such payment shall be made as and when normally payable.

     All employee benefits will cease at the time of termination. You would be eligible to continue your medical and dental insurance under the terms of COBRA. Converse will pay to you a single payment on your date of termination that is comprised of the following components:

     (a) The amount to cover Converse's share of the cost of your medical and dental insurance, as in effect on the date of termination of employment, for the severance period, plus an amount equal to twenty-eight percent (28%) of such payment; and

     (b) If you are vested in the Converse Inc. Retirement Plan at the time of termination, you will receive the actuarial present value (as determined by Converse in its sole discretion) of your participation in the retirement plan for the severance period, assuming you continued to earn the same base pay you were earning as of your termination date.


11.  "CAUSE" means (a) willful misconduct, (b) repeated, serious and substantial
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     infractions of Converse rules or policies, (c) willful material breach of this Agreement, or (d) conviction for a felony involving moral turpitude. It is understood that mere failure to achieve financial results shall not in any respect be deemed "cause" for purposes of this Agreement.


12.  RELOCATION:  Enclosed is the Relocation Policy outlining the benefits for
     -----------
     which you are eligible. It is imperative that you contact Camille Welch (508-664-8738) as soon as possible regarding issues relating to relocation eligibility.


13.  MISCELLANEOUS:
     --------------

     Vacation:  Annual vacation of four weeks.

     Educational Assistance Program: Company paid, tuition reimbursement (maximum $2,000 Undergraduate, $3,000 Graduate) annually.

J. Solomon
Page Four
September 12, 1996


Jim, it gives me great pleasure to confirm this offer of employment on behalf of Converse. This position is vital to the future success of Converse. I look forward to your joining us and becoming a key part of our management team.

Sincerely,

CONVERSE INC.



/s/ Glenn N. Rupp                                         September 12, 1996
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Glenn N. Rupp, Chairman & CEO                             Date



/s/ James Solomon                                         September 13, 1996
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Jim Solomon                                               Date